Exhibit 99.1
VISTA CREDIT STRATEGIC LENDING CORP.
EXECUTIVE OFFICER CODE OF ETHICS
(Effective as of May 17, 2023)
The Board of Directors (the “Board”) of Vista Credit Strategic Lending Corp. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics (the “Code”) in order to deter wrongdoing and promote:
1.honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2.full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
3.compliance with applicable governmental laws, rules and regulations;
4.the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
5.accountability for adherence to the Code.
Although only the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Senior Financial Officers”) are required to comply with the provisions of this Code, all directors and officers should be familiar with the Code and report any suspected violations as described below.
This Code shall be the code of ethics adopted by the Company for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder.
HONEST AND ETHICAL CONDUCT
The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.
Each Senior Financial Officer must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s portfolio companies, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.
CONFLICTS OF INTEREST
A conflict of interest occurs when an individual’s private interest interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when a Senior Financial Officer takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when a Senior Financial Officer (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.
Some of the Senior Financial Officers may also be employees, officers or directors of the Company’s investment adviser or one of its affiliates (collectively, the “Adviser,” and when the Adviser is providing administrative services to the Company or one of its affiliates, the “Administrator”).
Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the relationship between the Company, the Adviser, the Administrator and/or Senior Financial Officers that are employees, officers or directors of more than one of such entities. As a result, the Code recognizes that the Senior Financial Officers will, in the normal course of their duties (whether for the Company, the Adviser or the Administrator), be involved in establishing policies and implementing decisions that will have different effects on the Company, the Adviser and the Administrator. The participation of the Senior Financial Officers in such activities is inherent in the relationship between the Company, the Adviser and the Administrator and is consistent with the performance by the Senior Financial Officers of their duties as such. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended, such activities will be deemed to have been handled ethically and to not constitute a “conflict of interest” for purposes of the Code.
Loans by the Company to, or guarantees by the Company of, obligations of Senior Financial Officers are expressly prohibited.
Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in the paragraph below.
Senior Financial Officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.
Nothing in this Code shall be construed to restrict the right of the Adviser to engage in any activity or business that it is permitted to engage in under the Investment Advisory Agreement or restrict any Senior Financial Officer, who is also a member, partner or employee of the Adviser or its affiliates, from taking any action in connection therewith.
COMPLIANCE
Senior Financial Officers should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.
Although not all Senior Financial Officers are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Chief Compliance Officer before taking any action.

DISCLOSURE
The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.
Each Senior Financial Officer must ensure that the Company’s books, records and accounts are accurately maintained. Each Senior Financial Officer must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.
Each Senior Financial Officer must:
1.be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and
2.take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.
REPORTING AND INVESTIGATION OF VIOLATIONS
Actions prohibited by applicable laws, rules or regulations or this Code involving Senior Financial Officers must be reported to the Audit Committee.
After receiving a report of an alleged prohibited action, the Audit Committee must promptly take all appropriate actions necessary to investigate.
All Senior Financial Officers are expected to cooperate in any internal investigation of misconduct.
PROHIBITION ON RETALIATION
The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.
ENFORCEMENT
The Company must ensure prompt and consistent action against violations of this Code.
If, after investigating a report of an alleged prohibited action by a Senior Financial Officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board.
Upon receipt of a determination that there has been a violation of this Code or a failure to report a violation of this Code, the Board will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.
WAIVERS
The Board or the Audit Committee may, in its discretion, waive any violation of this Code.
Amendments to and waivers of this Code will be publicly disclosed as required by applicable law and regulations. In particular, any waiver for a Senior Financial Officer shall be disclosed as required by SEC rules.
NO RIGHTS CREATED
This Code is a statement of certain fundamental principles and policies and procedures that govern all Senior Financial Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, supplier, competitor, stockholder, portfolio company or any other person or entity.
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